Exhibit 99.2

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard, Allentown, PA 18195-1501

www.airproducts.com

Air Products Announces Major Company Restructuring

LEHIGH VALLEY, Pa. (September 18, 2014) – Air Products’ (NYSE:APD) chairman, president and chief executive officer, Seifi Ghasemi, today announces a major company restructuring, with the goal of regaining industry leadership by providing excellent service to customers as the safest and most profitable industrial gas company in the world. Ghasemi says he has already met and communicated with thousands of Air Products’ employees who are ready for change and are committing to a new corporate culture in order to meet this objective.

“Today we are taking a major step to restructure for future success. Air Products had the industry leadership position 20 years ago and maintains leading market positions in key regions. We will regain that leadership position by first reorganizing our Industrial Gases segment on a geographic basis, and move to a decentralized, simpler, and more efficient structure which creates true profit and loss (P&L) accountability at many levels of the organization. The people at Air Products are ready to advance this great company, and I am excited by the significant opportunities in front of us,” says Ghasemi.

Segment Descriptions

Effective at the start of Air Products’ 2015 fiscal year (October 1, 2014), the company will realign into seven reporting segments (please refer to the summary table at the end of this release):

•

Industrial Gases will comprise four reporting segments and will include all Air Separation Units (ASUs), Hydrogen/HyCO plants (hydrogen, carbon monoxide and syngas), and the current Merchant Gases segment. Reflecting greater regional focus, over 95% of current Industrial Gases revenues will be contained in the geographic segments of Americas; Asia; and Europe, Middle East and Africa (EMEA).

•	Materials Technologies will include the Electronics Materials and Performance Materials businesses and will continue to operate as a global business.

•	Energy-from-Waste will include the two Tees Valley projects in the U.K.

•	A Corporate segment will include two global businesses (LNG and Helium containers) and corporate supporting functions.

To enable true P&L accountability, operations, distribution, and portions of other enabling functions will be integrated within Industrial Gases and Materials Technologies.

Organization

Accountable for implementing this new alignment and reporting directly to Ghasemi are:

•	Corning Painter, executive vice president, Industrial Gases worldwide

•	Guillermo Novo, executive vice president, Materials Technologies

•	Scott Crocco, senior vice president and chief financial officer

•	John Stanley, senior vice president, general counsel and chief administrative officer

•	Pam Mattimore, senior vice president, Engineering and Manufacturing

•	David Taylor, vice president, Energy-from-Waste

•	Jennifer Grant, vice president and chief human resources officer

•	Kearney Klein, vice president, Corporate Development

•	Jeff Byrne, vice president, HyCO and Large ASU Center of Excellence

-more-

Additionally, Ghasemi says his employee meetings have given him an assurance that Air Products’ people are serious about adopting a new, rigorous company culture with a targeted focus and a team dedicated to:

•	Safety – establishing a goal of zero accidents;

•	Simplicity – implementing a simple, empowered, accountable organization and work processes;

•	Speed – business and project execution with a sense of urgency; and

•	Self-confidence – in Air Products’ ability to achieve outstanding results by setting challenging performance targets.

Ghasemi plans to talk about goals, restructuring and strategy this morning in New York at the Credit Suisse Basic Materials Conference. Ghasemi‘s presentation will be audio webcast at 9 a.m. EDT, and the presentation slides will be available at Air Products’ Investor Relations event details web site. Ghasemi will share Air Products’ future objectives and financial guidance for the fiscal 2014 fourth quarter. Guidance for fiscal year 2015 will be discussed during Air Products’ year-end earnings call, to be scheduled in October 2014.

Reporting Segment

Reporting Segment	Industrial Gases – Americas	Industrial Gases – EMEA	Industrial Gases – Asia	Industrial Gases – Global	Materials Technologies	Energy- from- Waste	Corporate
Approx FY13 Revenue	$3.9B	$2.1B	$1.6B	$0.3B	$1.9B	NA	$0.4B
Key Business	• Air Separation Unit • Hydrogen/HyCO • Liquid Bulk • Packaged Gases			• Sale of Equipment (ASU, non-cryo)	• Performance Materials • Electronics Materials	Tees Valley	• LNG • Helium containers • Corporate costs

About Air Products

Air Products (NYSE:APD) provides atmospheric, process and specialty gases; performance materials; equipment; and technology. For over 70 years, the company has enabled customers to become more productive, energy efficient and sustainable. Recognized as one of the world’s most innovative companies by both Thomson Reuters and Forbes magazine, more than 21,000 employees in over 50 countries supply effective solutions to the energy, environment and emerging markets. These include semiconductor materials, refinery hydrogen, coal gasification, natural gas liquefaction, and advanced coatings and adhesives. In fiscal 2013, Air Products had sales of $10.2 billion. For more information, visit www.airproducts.com.

NOTE: This release may contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2013.

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Media Inquiries:

George Noon, tel: (610) 481-1990; email: noong@airproducts.com.

Art George, tel: (610) 481-1340; email: georgeaf@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com.